Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 28, 2024, (which includes an explanatory paragraph regarding ARYA Sciences Acquisition Corp IV’s ability to continue as a going concern), relating to the financial statements of ARYA Sciences Acquisition Corp IV as of and for the years ended December 31, 2023 and December 31, 2022, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 13, 2024